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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                     TWEETER HOME ENTERTAINMENT GROUP, INC.
                     --------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    901167106
                                    ---------
                                 (CUSIP Number)


                                December 31, 2006
                                -----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [X] Rule 13d-1(b)

                              [ ] Rule 13d-1(c)

                              [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.:  901167106                                                Page 2 of 6



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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Jefferies & Company, Inc.
     95-2622900
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [ ]

     (b) [ ]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization   Delaware

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Number of Shares      5.  Sole Voting Power             0
Beneficially Owned    ----------------------------------------------------------
by Each Reporting     6.  Shared Voting Power           2,323,765
Person With:          ----------------------------------------------------------
                      7.  Sole Dispositive Power        0
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                      8.  Shared Dispositive Power      2,323,765
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person      2,323,765

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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     [ ]
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11.  Percent of Class Represented by Amount in Row (9)

     9.1%
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12.  Type of Reporting Person:

     BD
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CUSIP No.:  92240M-10-8                                              Page 3 of 6

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Jefferies Group, Inc.
     95-4719745
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [ ]

     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
Number of Shares      5.  Sole Voting Power             0
Beneficially Owned    ----------------------------------------------------------
by Each Reporting     6.  Shared Voting Power           2,323,765
Person With:          ----------------------------------------------------------
                      7.  Sole Dispositive Power        0
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                      8.  Shared Dispositive Power      2,323,765
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person      2,323,765

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     9.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person:

     HC, CO

--------------------------------------------------------------------------------


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CUSIP No.:  92240M-10-8                                              Page 4 of 6

(a)     Name of Issuer

          Tweeter Home Entertainment Group, Inc.

(b)     Address of Issuer's Principal Executive Offices

          40 Pequot Way, Canton, MA 02021

ITEM 2

(a)     Name of Person Filing

          Jefferies & Company, Inc.
          Jefferies Group, Inc.

(b)     Address of Principal Business Office or, if None, Residence

          520 Madison Ave., 12th Floor
          New York, New York  10022

(c)     Citizenship

          Delaware

(d)     Title of Class of Securities

          Common Stock, par value $0.01 per share

(e)     CUSIP Number

          901167106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)     [X]   Broker or dealer registered under Section 15 of  the Act
              (15 U.S.C. 78o);

(b)     [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)     [ ]   Insurance company as defined in Section 3(a)(19) of the Act
              (15 U.S.C. 78c);

(d)     [ ]   Investment company registered under Section 8 of the Investment
              Company Act of 1940 (15 U.S.C. 80a-8);

(e)     [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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CUSIP No.:  92240M-10-8                                              Page 5 of 6

(f)     [ ]   An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

(g)     [X]   A parent holding company or control person in accordance with
              Rule 13d-1(b)(ii)(G);

(h)     [ ]   A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ]   A church plan that is excluded from the definition of an
              investment company under section 3(c)(14) of the Investment
              Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ]   Group, in accordance with Rule13d-1(b)(1)(ii)(J).

ITEM 4    OWNERSHIP

The following sets forth beneficial ownership information as of December 31, 2006:

(a)       Amount beneficially owned:                                   2,323,765

(b)       Percent of class:                                            9.1%

(c)       Number of shares as to which the person has:

          (i)     Sole power to vote or to direct the vote:            0

          (ii)    Shared power to vote or direct the vote:             2,323,765

          (iii)   Sole power to dispose or direct the disposition of:  0

          (iv)    Shared power to dispose or direct the disposition
                  of:                                                  2,323,765

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

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CUSIP No.:  92240M-10-8                                              Page 6 of 6

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10   CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2007               Jefferies & Company, Inc.


                                                 /s/ Roland T. Kelly
                                       ----------------------------------------
                                                  Roland T. Kelly
                                            Senior Vice President and
                                            Associate General Counsel

Dated: February 14, 2007               Jefferies Group, Inc.


                                                 /s/ Roland T. Kelly
                                       ----------------------------------------
                                                  Roland T. Kelly
                                                Assistant Secretary

Jefferies & Company, Inc. and Jefferies Group, Inc. agreed to jointly file a
Schedule 13G and amendments thereto to report beneficial ownership of shares of common stock of Tweeter Home Entertainment Group, Inc.